Exhibit (d)(2)

ADDENDUM to SCHEDULE A

to the

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

dated

May 6, 2020

between

EXCHANGE TRADED CONCEPTS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

Revised January 1, 2025

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

TABLE 1 (Funds subject to Section 6(b) of the Agreement)

Fund	Rate	Effective Date
EMQQ The Emerging Markets Internet ETF	86 bps	June 12, 2015
ROBO Global® Robotics & Automation Index ETF	95 bps on assets $0-$2 billion 75 bps on assets $2-$5 billion 65 bps on assets greater than $5 billion	June 12, 2015
Vesper US Large Cap Short- Term Reversal Strategy ETF	75 bps	September 12, 2018
ROBO Global® Healthcare Technology and Innovation ETF	80 bps	June 14, 2019
ROBO Global® Artificial Intelligence ETF	75 bps	May 7, 2020
Range India Financials ETF	75 bps	July 8, 2020
Bitwise Crypto Industry Innovators ETF	85 bps	May 7, 2021
FMQQ The Next Frontier Internet ETF	86 bps	September 24, 2021
INQQ The India Internet ETF	86 bps	March 16, 2022
Optica Rare Earths & Critical Materials ETF	85 bps on up to $2 billion in assets 75 bps on the next $2 billion in assets 65 bps on assets greater than $4 billion	March 23, 2022
Jakota K-Pop and Korean Entertainment ETF	75 bps on assets $0-$1 billion 70 bps on assets $1-$3 billion 65 bps on assets greater than $3 billion	August 20, 2022
MUSQ Global Music Industry Index ETF	89 bps	June 28, 2023
Range Global Coal Index ETF	85 bps	December 18, 2023
Range Global LNG Ecosystem Index ETF	85 bps	December 18, 2023
Range Global Offshore Oil Services Index ETF	85 bps	December 18, 2023
Range Nuclear Renaissance Index ETF	85 bps	December 18, 2023

TABLE 2 (Funds subject to Section 6(c) of the Agreement)

Fund	Rate	Effective Date
ETC 6 Meridian Low Beta Equity Strategy ETF	31 bps	January 1, 2025*
ETC 6 Meridian Mega Cap Equity ETF	31 bps	January 1, 2025*
ETC 6 Meridian Small Cap Equity ETF	31 bps	January 1, 2025*
6 Meridian Hedged Equity-Index Option Strategy ETF	31 bps	January 1, 2025*
ETC 6 Meridian Quality Growth ETF	31 bps	January 1, 2025**
ETC 6 Meridian Quality Dividend Yield ETF	31 bps	January 1, 2025**
ETC 6 Meridian Quality Value ETF	31 bps	January 1, 2025**

*	Initially effective on May 7, 2020.
**	Initially effective on May 7, 2021

ADVISER:		TRUST:

Exchange Traded Concepts, LLC		Exchange Traded Concepts Trust

By:	/s/ J. Garrett Stevens	By:	/s/ J. Garrett Stevens
J. Garrett Stevens		J. Garrett Stevens
Chief Executive Officer		President